Exhibit 10.2

GUARANTEE AGREEMENT

RELATING TO PGA ELECTRONIC

4 NOVEMBER 2013

GUARANTEE AGREEMENT

BETWEEN THE UNDERSIGNED:

6.	Mr Jean-François PIAULET, born on 2 December 1952 in Châteauroux (36), residing at 28, Rue Romain Rolland – 36130 Déols.

7.	Mr Daniel PIAULET, born on 17 May 1947 in Déols (36), residing at 304 Avenue de La Châtre – 36000 Châteauroux.

8.	Mr Pascal MOULIN, born on 18 June 1962 in Châteauroux (36), residing at 3, Route de Lizeray – 36100 Saint Valentin.

9.	Mr Laurent GROUSSIN, born on 23 June 1962 in Valençay (36), residing at 6, Allée du Bois Doré—36330 Le Poinçonnet.

Referred to collectively hereinafter as the “Guarantors”, it being specified that the Guarantors are not acting jointly and severally for all the obligations provided hereafter,

ON THE ONE HAND,

&

10.	ASTRONICS CORPORATION, a company incorporated under the United States laws, whose registered office is at 130 Commerce Way – East Aurora, NY—14052-2191, USA and represented by Mr. David Burney,

Hereinafter “the Beneficiary”,

ON THE OTHER HAND,

The Guarantors and the Beneficiary are referred to collectively as the “Parties” and individually as a “Party”.

PREAMBLE

A.	PGA ELECTRONIC SA, is a public limited company with a board of directors with registered capital of 1,000,000 Euros, whose head office is situated at Avenue Jean Monnet Z.I. la Malterie 36130 MONTIERCHAUME, registered on Châteauroux Corporate & Trade Register under number 350 534 939 (the “Company” or “PGA”). The Company share capital is divided into five thousand six hundred (5,600) shares, representing 100% of the share capital and voting rights of the Company on a fully diluted basis (the “Shares”).

B.	The Guarantors have executed a sale agreement dated 4 November 2013 (the “Contract”), with the Beneficiary, for the transfer, according to the terms of said Contract, of all the Transferred Shares in PGA representing 100%, less two shares, of its share capital and voting rights on a fully diluted basis and identified in more detail below.

C.	In accordance with the terms of the Contract, the Guarantors will on the Completion Date, transfer subject to certain conditions precedent, to the Beneficiary, the Transferred Shares in PGA in accordance with the details appended in schedule C-1. As provided under article 1.3 of the Contract, the Beneficiary may be replaced by a French wholly-owned subsidiary of Astronics Corporation to be incorporated prior to the Completion Date. The Beneficiary’s rights and obligations stipulated herein shall then apply to the subsidiary thus substituted as it had been the original Guarantee agreement signatory.

D.	The Contract stipulated that on the date hereof as well as on Completion Date, the Guarantors shall grant and reiterate for the benefit of the Beneficiary, a guarantee commitment in accordance with the terms featured in the schedule to the Contract.

E.	Consequently, in virtue of this Guarantee Agreement the Guarantors, on the date of this contract as well as on the Completion Date, make the Declarations presented in Article I below and grant to the Beneficiary the guarantees presented in Article II.

F.	Unless otherwise stipulated, terms in this agreement starting with a capital letter shall have the meaning attributed to them in the Contract.

G.	The Guarantors do not consent to any guarantee, express or tacit, other than the declarations and guarantees set forth in this Guarantee Agreement.

PURSUANT TO THE PREAMBLE, TERMS OF AGREEMENT ARE AS FOLLOWS

Introductory article – Definitions & scope of declarations

1.	Definitions

For the purposes of the Guarantee Agreement, terms starting with a capital letter, whether in the plural or singular, shall have the meaning stated below.

“Affiliate”	means when used with reference to the Beneficiary, any person that directly or indirectly controls or is controlled by the Beneficiary or is under common control with the Beneficiary; for such purposes, the term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Beneficiary”	meaning stated at the beginning of this Guarantee Agreement.

“Communicated Information”	meaning stated in point 2 of this Article.

“Company”	meaning stated in paragraph A of the Preamble.

“Contract”	meaning stated in paragraph B of the Preamble.

“Claim”	meaning stated in Article II.B.

“Declarations”	meaning stated in point 2 of this Article, i.e. the declarations made in Article I.

“Governmental Authority”	means any international, European, national, foreign, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial authority of competent jurisdiction.

“Guarantee Agreement”	means this guarantee contract, including its preamble and its schedules thereto.

“Guarantees”	meaning stated in point 2 of this Article, i.e. the guarantees granted in Article II.

“Guarantor”	meaning stated at the beginning of this Guarantee Agreement.

“Guarantors’ Agent”	means Mr. Jean-François PIAULET, hereby appointed by the Guarantors and who accepts this appointment, as agent to give and receive all notices and other documents, to give all consents, to receive service of process, to handle, dispute, settle or otherwise deal with any and all claims from and against the Beneficiary under this Guarantee Agreement, and more generally, to exercise the rights and fulfil all obligations of the Guarantors on their behalf under this Guarantee Agreement. Any decision of the Guarantors’ Agent shall bind the Guarantors, who shall be informed (i) of any of its action within five (5) Working Days and (ii) for any matters relating to the Guarantee Agreement within five (5) Working Days from the knowledge of a Claim or a Notice.

The Guarantors’ Agent may at any time notify the Beneficiary and the other Guarantors that it does not wish to continue to act as agent for all or part of the Guarantors, in which case the Guarantors shall appoint a successor Guarantors’ Agent and provide the details thereof to the Beneficiary no later than thirty (30) days after the delivery to the Beneficiary of such notice; provided however, that any notice made by the Beneficiary shall be deemed correctly made if made to the former Guarantors’ Agent in accordance with article II.G.1 until such time as the Beneficiary shall have actually received the notice with the details of the successor Guarantors’ Agent.

“Guarantors’ knowledge”	refers to matters of which either (i) any of the Guarantors or Mr Fabrice Berthelot (as Deputy General Manager – Directeur Général Délégué – of the Company) has knowledge, or (ii) any of the Guarantors could be reasonably expected to have knowledge or notice on the date of the Guarantee Agreement as well as on the Completion Date.

“Insolvency Proceeding”	means any safeguard, bankruptcy or insolvency proceeding (procédure collective) or any Proceeding for the prevention or resolution of business difficulties (procédure d’alerte, de règlement amiable, d’administration judiciaire ou de suspension provisoire des poursuites), including in relation to the Company (i) the making of an order, the presentation of a petition or resolution for winding up or the appointment of a provisional liquidator; (ii) the appointment of a legal administrator over any of its business or assets; (iii) any voluntary arrangement or compromise with the Company’s creditors; or (iv) the Company being unable to pay its debts as and when they fall due for payment (état de cessation des paiements).

“Key Employee”	means the employees of PGA which are listed under Schedule 2.17(b), i.e. Mr Berthelot, Mrs Rimbert, Mr Marc Piaulet and Mr Demeyer.

“Person”	means a natural person, Entity, or Governmental Authority.

“Party”	meaning stated at the beginning of this Guarantee Agreement.

“Preamble”	means the preamble to the Guarantee Agreement which is an integral part of the Guarantee Agreement.

“Proceeding”	means any litigation, arbitration, dispute or other legal proceeding commenced, brought, conducted or head by or before any governmental authority, court, tribunal or arbitrator.

“Reference Accounts”	meaning stated in Article 2.9 (a), i.e. the financial statements of the Company for the fiscal year closed on 31 August 2013 (comprising a balance sheet and income statement).

“Reference Accounts Date”	means 31 August 2013.

“Schedules”	means the schedules appended to this Guarantee Agreement which are an integral part of the Guarantee Agreement.

“Specific Labor Issues”	means the alleged infringements to French Labor law as set out in the audit performed by the French Labor Inspection in February 2012, namely:

•	132 infringements of the maximum weekly working time concerning 30 employees;

•	3 infringements of 2 employees’ weekly break time;

•	1,351 infringements of the daily working time concerning 85 employees;

•	18 infringements for non-compliance with the daily break (11 hours) concerning 12 employees; and

•	the unauthorized resort to 113 subcontractors.

“Tax”	means without limitation any tax, levy, tariff, duty, impost, assessment, deficiency, fee or other charge of any kind levied by any Governmental Authority, whether payable directly or by withholding, including without limitations any income, value added, registration, franchise, stamp, capital, property, sales, customs, professional, payroll, employment, social security or gains tax or charge (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto, imposed by or due to any Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, tariff, duly, assessment, deficiency, fee or other charge..

“Transferred Shares”	meaning stated in paragraph B of the Preamble of the Contract.

The expressions « including », « to include » and « in particular » shall be deemed to be followed by the terms « but not restricted to ». The expressions « in this contract », « hereinafter » and similar expressions refer to this Guarantee Agreement overall rather than a specific term thereof. Unless express mention to the contrary in this contract, all contracts, documents or regulations defined or mentioned in this Guarantee Agreement refer to this contract or document or this regulation as amended, modified or supplemented, including by waiver or agreement and, as far as all regulations are concerned, by a later regulation.

2.	Scope of the Declarations

The Beneficiary has had access to information and documents relative to the Company as per the copies in Schedule L.2, during the Data Room and during subsequent exchanges: (i) answers to Data Room questions asked by the Beneficiary and its advisors as well as to questions asked during their due diligence in the premises of the Company and (ii) answers to questions asked during meetings with the directors and main managers of the Company and during different site visits organized for the financial, tax, accounting and environmental Beneficiary’s advisors. They have obtained written responses to questions asked in the context of their due diligence (the “Q&A”), have had access to the premises of PGA and, have had discussions and meetings with the accounting and financial department of PGA. The information and documents communicated in the Data Room and the Q&A to the Beneficiary have been copied onto a series of CD-Rom of which (x) one copy has been provided to the Beneficiary, (y) one copy has been retained by the Guarantors’ Agent, and (z) one copy has been delivered jointly by the Beneficiary and the Guarantors’ Agent to the notarial office of Mr Michelez, located at 128 boulevard de Courcelles – Paris (17ème) and are referred to together below as the “Communicated Information”.

The Beneficiary acknowledges that it has duly acquainted itself with the Communicated Information, in particular with assistance from its advisors, and that it is duly acquainted with the Company’s business activity and its legislative and regulatory environment. The Beneficiary has accepted to enter into the Contract in consideration of the Communicated Information and of the terms and conditions of the Guarantee Agreement and of the Contract. The Guarantors acknowledge that the Beneficiary has been provided with all the reasonable information which would have been necessary and appropriate for any purchaser to enter into the Contract and this Guarantee Agreement, and no material information was voluntary retained by the Guarantors which would render the Data Room or the Q&A misleading.

Each Guarantor acknowledges that it has no knowledge of any breach or inaccuracy of any of its respective representations and warranties made under the Guarantee Agreement. The Beneficiary acknowledges that as at the date hereof it has no knowledge of any breach or inaccuracy of any of the Guarantors’ representations and warranties made under the Guarantee Agreement other than the Specific Labor Issues, for which it however remains enable to make a Claim under this Guarantee Agreement if a third party Claim is notified to the Company or the Beneficiary in this respect.

On the basis of the aforementioned, the Guarantors hereby, in virtue of this contract, on the date of this contract as well as on the Completion Date (unless it is expressly stated that the declaration in question is made on another date), make the Declarations presented in Article I below (the “Declarations”) and grant to the Beneficiary the guarantees presented in Article II (the “Guarantees”), exclusively in relation to the transfer of the Transferred Shares. The Beneficiary acknowledges that (i) said Declarations and Guarantees have been freely negotiated with the Guarantors and (ii) that they are the sole declarations and guarantees in relation to the transfer of the Transferred Shares to the exclusion of all other expressed or tacit declarations and guarantees of the Guarantors.

ARTICLE I — DECLARATIONS

1.	Transferred Shares-transfer to the Beneficiary

1.1	The Guarantors, each acting on its own behalf, declare that the Transferred Shares are not encumbered by any pledge, contractual right of reversion, Third Party Right, option, preference or pre-emption right, dispute or claim of any kind whatsoever, which has not been duly extinguished or released prior to this contract. As at the date hereof they belong either in full ownership, or bare ownership, or usufruct, to their holder identified in Schedule C-1, it being agreed however that all the Transferred Shares will be fully owned by the Guarantors on Completion Date and that full ownership and good and valid title to all the Transferred Shares free and clear of any Third Party Rights will be transferred by the Guarantors to the Beneficiary on Completion Date.

1.2	The transfer of the Transferred Shares to the Beneficiary according to the terms of the Contract does not contradict any legal, statutory or contractual obligations of the Company or Guarantors. Except as provided under the Contract or under the Guarantee Agreement, neither the Guarantors nor the Company is or will be required to obtain any governmental authorization or any consent from any person in connection with the Guarantors’ entering into this contract, the Guarantors’ performance of their obligations hereunder or the consummation of any of the transactions contemplated under the Contract.

1.3	There are no Shares with double voting rights and no restriction has been imposed in respect of the voting right of the Transferred Shares, in particular under article L.225-125 of the Code of commerce; moreover there are no share issues or any voting right restrictions in the process of implementation.

1.4	The share capital of the Company amounts to one million (1,000,000) Euros divided into 5,600 shares all of which are duly authorized and validly issued and fully paid. The Shares are the only issued or outstanding securities interest in the share capital of the Company and there are no bonds, convertible bonds, conversion rights of any kind or decisions to create any kind of shares whatsoever or any other securities or any agreement giving access to the share capital or voting rights of the Company in existence in the Company. Since August 31, 2012, the Company has not declared or paid any dividend and any dividends declared prior to such date has been fully paid, except (i) a dividend of an amount of 201,600 Euros which has been declared by the shareholders’ meeting of the Company dated February 14, 2013 and paid on February 15, 2013 and (ii) a dividend of an amount of two millions and forty (2,000,040) Euros, which has been declared by the shareholders’ meeting of the Company dated August 30, 2013 and paid on the same date.

1.5	The Company has not issued any cash vouchers or investment certificates.

1.6	The prior operations and conditions presented in the Contract, specifically applicable to the Transferors have been fulfilled in accordance with applicable rules in such a manner that the transfer of the Transferred Shares to the Beneficiary has been validly performed.

1.7	Each of the Guarantors has all power and capacity to enter into this Guarantee Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This contract has been duly signed by each of the Guarantors and constitutes a legal, valid and binding obligation of the Guarantors, enforceable against it in accordance with its terms.

2.	PGA

2.1	Company incorporation & operation

(a)	PGA has been incorporated in a regular manner. The version of its articles of association available at the Registry complies with applicable legislation. The company registration certificate from the Châteauroux Corporate and Trade Register appended in Schedule 2.1 (a) is up to date.

(b)	PGA operates the establishments mentioned in Schedule 2.1 (b). It does not have any other establishments or branches.

(c)	The Company is not subject to any Insolvency Proceedings or to any claim or declaration made with a view to, or decision providing for, its dissolution, liquidation or winding-up.

2.2	General obligations

(a)	Registers of share movements, shareholder accounts or share transfer documents, plus registers of minutes of PGA decisions have been managed in a regular manner, are up to date and comply with applicable regulations.

(b)	PGA’s accounts and ledgers are a true, accurate reflection of the company’s business activities, reported therein as required by law.

2.3	Claims, disputes & differences

(a)	Subject to the content of Schedule 2.3, PGA over the last two (2) years ending on the date of this Guarantee Agreement has not been involved in any Proceeding which is material to the operation of PGA’s business and there is no outstanding judgment or Proceeding against PGA which is material to the operation of PGA’s business, given that a Proceeding having an adverse effect exceeding EUR 50,000 is deemed to be material for the meaning of this Section.

(b)	Subject to the content of Schedule 2.3, PGA is not currently the object of any claim or Proceedings, judicial or arbitral, nor any investigations conducted by any Governmental Authority and to the Guarantors’ knowledge no such claims, Proceedings or investigations are threatened. There are no events of this kind in existence, nor judicial, administrative or arbitration decisions against it whose effects have not been sufficiently provisioned in the Reference Accounts to cover all liabilities, damages and costs to PGA.

2.4	Payments & other obligations

(a)	PGA is not in an infringing situation with respect to its payments or fulfilment of any of its legal obligations.

(b)	PGA has not requested any payment deadline deferment and has not received any claims for payment default.

(c)	Except as disclosed under Schedule 2.4(c), the Company (i) has not agreed or is not obligated to make any future investment or payment related to any investment in, contribution, sale or acquisition of any entity or assets, nor any investment in or capital contribution to any entity, (ii) has never been and is not a shareholder, participant, director, manager (including as a “de facto” manager) or member of any entity (including any corporation, partnership, any other legal entity or société en participation) or has never had any involvement in any commercial group or commercial structure in respect of which it could have any liability.

2.5	Tax declarations

(a)	PGA is in a regular situation with respect to all Tax legislations and regulations applicable to it or associated with its business activities.

•	PGA has filed or caused to be filed with the appropriate Governmental Authority all Tax declarations prescribed by all applicable laws in a timely manner. All such Tax declarations are correct, precise, exhaustive and accurate in all material respect and correctly reflect PGA’s Tax liabilities and are not subject to any dispute.

•	PGA has duly and thoroughly prepared and kept in the required way any document which has to be kept and put upon request at the disposal of any Governmental Authority.

•	All Taxes required to be paid by PGA for any period up to 31 August 2013 have either been fully paid or are fully provisioned in the Reference Accounts in accordance with the Accounting Principles. As of the Completion Date, all Taxes required to have been paid by PGA that have become due and payable (dues et exigibles) during the period from 1 September 2013 up to the Completion Date will have been paid at due time or fully reserved.

(b)	PGA has not obtained or booked any receivable for any payment or refund for any Tax, which is likely to be partially or wholly undue or challengeable.

(c)	PGA does not qualify as a predominantly real estate company within the meaning of article 716, I-2° of the French Tax code at Completion Date or at any time during the year preceding the Completion Date.

(d)	All transactions between the Company and Related Parties have been entered into on an arms-length basis on terms no less favourable to the Company than would be available from an unaffiliated, and in its corporate interest and (ii) are duly supporting by appropriated documentation.

(e)	PGA has not benefited from any Tax advantage or favourable Tax regime in exchange for existing undertakings or obligations by which it is still bound. PGA has neither benefitted from any Tax measures liable to be jeopardised by the transfer of the Transferred Shares to the Beneficiary or by the transfer or conveyance at a later date of the Transferred Shares or elements of PGA’s assets, in particular in the context of operations involving merger, contribution in kind, partial contribution of assets, demerger, creation, etc.

(f)	No inspections by any Governmental Authority have resulted in a Tax adjustment for PGA which has not (i) already been paid or (ii) sufficiently provisioned in the Reference Accounts. There is currently no Tax audit, investigations, disputes, inspections or Proceedings in progress carried out by any Governmental Authority for the adjustment or collection of any Tax payable by PGA and no request for such actions has been notified to PGA by any such Governmental Authorities.

(g)	PGA has not benefitted from any undue Tax advantages.

2.6	Subsidiaries & equity holdings

PGA does not own any subsidiaries or equity holdings other than those listed and described in Schedule 2.6 and has not agreed to acquire any other interest in, merge or consolidate with any other entity. None of said equity holdings has the effect of conferring on the Company direct or indirect control, sole or joint, or in concert with others, vis-à-vis any another entity, as per the definition of the term control (“contrôle”) in article L.233-3 of the Code of commerce.

2.7	Bonds & Guarantees

(a)	The Guarantors have not granted any guarantee, bond (“aval”, “cautions” ou “lettres de confort”) or surety with respect to the performance of PGA’s contractual obligations.

(b)	With the exception of the bonds and guarantees listed in Schedule 2.7 (b), PGA has not granted any guarantee, bond (“aval”, “cautions” ou “lettres de confort”) or any surety in respect of the performance of obligations of third parties, in particular, but not restricted to, all past or present shareholders, directors or members of staff or any other off-balance sheet items exceeding individually or in the aggregate fifty thousand (50,000) Euros or any other liabilities which were not be fully reflected or provisioned in the Reference Accounts.

2.8	Effects of the transfer with respect to third parties

(a)	Neither the transfer of the Transferred Shares to the Beneficiary nor the operations to be performed under the terms of the Contract will have the direct effect of modifying PGA’s contractual obligations vis-à-vis third parties or of giving any person the right to declare default to any such contracts concluded by PGA, nor result in the violation of any provisions of, or in the termination of contracts concluded by PGA with third parties (in particular due to change of control), subject to the terms of article 2.8 (b).

(b)	The Company is not party to any contracts containing a clause providing for early contract termination in the event of change of control, direct or indirect, in its capital or management with the exception of the contracts featured in Schedule 2.8 (b) (i), for which, according to the Contract, the Guarantors confirm they did their best efforts to request and obtain the co-contracting party’s authorisation prior to the Completion Date in liaison with the Beneficiary, except to the contracts identified in Schedule 2.8 (b) (ii), for which, the co-contracting party’s authorisation is to be obtained after the Completion Date by the Beneficiary.

2.9	Company accounts

(a)	PGA’s company accounts (balance sheet, income statement and schedules) for the financial year ending 31 August 2013, as closed (the “2013 Accounts”), are appended in Schedule 2.9 (a). The 2013 Accounts constitute the Reference Accounts (the “Reference Accounts”) for the purposes of this Guarantee Agreement.

(b)	The Reference Accounts have been prepared in accordance with the accounting rules, principles and methods applicable in France and in compliance with the principle of continuity of application, from one financial year to the next (i.e. the Reference Accounts have been prepared in compliance with the procedures, policies and methods consistently applied by the Company in the preparation of its annual financial statements for the last three fiscal years, unless otherwise specifically provided in the accounts). They are complete and accurate and give a true and faithful view of the assets and liabilities and financial situation, as well as the results of operations (sont réguliers et sincères et donnent une image fidèle du patrimoine, de la situation financière, ainsi que du résultat) of the Company as of such date and for the period then ended.

(c)	The list of PGA’s off-balance sheet commitments exceeding twenty thousand (20,000) Euros on the date of this contract, appended in Schedule 2.9 (c), is accurate and true.

2.10	Management of PGA since Reference Accounts Date

(a)	Since the Reference Accounts Date, except as otherwise set forth in Schedule 2.10, PGA (i) has carried on its business in the ordinary and usual course of business (bon père de famille), (ii) has not experienced any changes in its financial or commercial situation and (iii) has not taken or performed any action or made (whether or not subject to conditions) an agreement or undertaken an obligation to do any of the actions referred to under article 4.1 of the Contract that would have required the consent of the Beneficiary if such action were to have been taken during the period between the date hereof and the Closing Date other than resulting from normal, standard operation (i.e. occurring in the ordinary course of business and in consistency with past practices).

(b)	The Company has not granted any representations or warranties and is not be bound by any outstanding obligations nor any liabilities arising in, or which could result from its minority shareholding, in the context of the liquidations of (i) ACTEURS SA, a public limited company with registered capital of 107,200 Euros, whose registered office is at rue Isaac Newton – 18000 Bourges, registered on Bourges Corporate and trade register under number 400 617 361 and (ii) REGITEC SARL, a limited liability company with registered capital of 16,000 Euros, whose registered office is at rue Isaac Newton – 18000 Bourges, registered on Bourges Corporate and trade register under number 402 947 337.

(c)	During this same period, there has been no change in the accounting methods and practices followed by PGA and no change in the depreciation and write-off rules or in the rates practiced.

(d)	Since the Reference Accounts Date, PGA’s business activities have not experienced any Material Adverse Change.

(e)	There are no agreements in existence in the Company for current account waiver with a better fortunes clause.

2.11	Contracts

(a)	Significant Contracts concluded by PGA are listed in Schedule 2.11 (a) and the Communicated Information contains a copy of each Significant Contract. Parties under each Significant Contract are, and have been, in compliance with all the terms and requirements of each Significant Contract and PGA has not given nor received from any person any notice regarding any violation or breach of any Significant Contract unless otherwise specified in Schedule 2.11 (a).

(b)	There are no exclusive or specific quantity supply commitments in existence with one or more suppliers or with one or more clients, with the exception of the contracts listed in Schedule 2.11 (b).

(c)	All Significant Contracts are in full force and effect, valid and enforceable, and PGA is not a party to a contract which was entered into other than in the ordinary course of the business or according to market practice or other than by way of a bargain at arm’s lengths.

(d)	No licence, franchise, sales representation agency or exclusive distribution contracts have been granted to the Company or awarded by it, other than those listed in Schedule 2.11 (b).

(e)	The leasing contracts concluded by PGA are listed in Schedule 2.11 (e). PGA has abided by the terms of said contract to date, without restriction or reservation.

(f)	The loan contracts awarded to PGA to date are listed in Schedule 2.20 (b). PGA has abided by the terms of said contracts to date, without restriction or reservation.

(g)	To the Guarantors’ knowledge, no contract to which PGA is party have been contested by a third party or PGA, and the parties to said contracts have abided by the terms and conditions thereof to date. No party with whom PGA has entered into a Significant Contract as at the date of this Guarantee Agreement has given notice of its intention to terminate, or has sought to repudiate or to renegotiate such Significant Contract or has indicated that it will not renew such Significant Contract.

2.12	Products & Services

(a)	To the Guarantors’ knowledge, all products manufactured and sold by PGA comply with all applicable laws, contractual commitments and quality and safety standards and are free from apparent or hidden defects. The same applies to the services delivered by PGA.

(b)	To the Guarantors’ knowledge, PGA has not received any claims or Proceedings from its clients or distributors indicating that its services or products have been affected by any alleged defects, and, to the Guarantors’ knowledge, the Company has not been threatened with any such claims or Proceedings in the twelve (12) months preceding the date of this contract. In addition, there are no pending or threatened claims with respect to any product warranties given or accepted by PGA, with the exception of those stated in Schedule 2.12 (b).

(c)	To the Guarantors’ knowledge, no accident, happening or other event has occurred which is reasonably likely to result in a claim or Proceeding against PGA or a loss by PGA and which was caused or allegedly caused by a product manufactured by PGA. In addition, there has not been any PGA’s manufactured product recall, rework or post-sale warning conducted by PGA over the last two years exceeding individually one hundred thousand (100,000) Euros or in the aggregate two hundred and fifty thousand (250,000) Euros.

(d)	PGA has not granted any guarantees to its clients and distributors, for the products and services that it distributes or sells, other than those required by French legislation and regulations or its applicable contractual terms communicated in the context of the Communicated Information.

2.13	Insurance

(a)	PGA is insured in a sufficient manner against the risks to which it, its personnel and its property are exposed.

(b)	PGA has taken out insurance policies for operating loss, theft, fire, civil liability and miscellaneous risks.

(c)	Insurance policies subscribed by PGA are in full force, have not been terminated and PGA is up to date with the payment of all premiums and has complied with its obligations under said policies, in particular PGA has timely and duly notified the occurrence of all events or facts which could give rise to an indemnification under such insurance policies and more generally have undertaken all actions necessary for their indemnification under such insurance policies.

(d)	No losses have arisen which have not been fully covered by the insurance companies under PGA’s insurance policies. Similarly, no claim actions were pending on the date of signature of this contract, or, to the Guarantors’ knowledge, which have been the object of written threat in the past twelve (12) months preceding the date of this contract, in respect of said insurance policies.

2.14	Authorisations

The authorisations and homologations necessary for PGA to manage its business activities, in particular the certifications, authorisations and declarations required, have been obtained and are valid and have been communicated to the Beneficiary in the context of the Communicated Information. To the Guarantors’ knowledge, no event has occurred that may result in the termination or revocation of such certifications, authorisations and homologations and none will expire within a 24-month of the date hereof.

Neither the entering into of the Contract, nor the performance by the Transferors of their obligations under the Contract, nor the consummation of the transaction contemplated under the Contract, does or will directly or indirectly result in the violation of, or give any authority the right to revoke or modify any certification, authorization or homologation benefiting to PGA.

To the Guarantor’s knowledge, PGA has not received any notice regarding any potential revocation of any certifications, authorisations and declarations necessary for the business.

2.15	Operation

(a)	All leases, subleases, or other deeds of possession held by PGA are mentioned in Schedule 2.15 (a). Said leases, subleases or other deeds of possession are governed by the French Code of Commerce and (i) the landlord may not bring the lease, sub-lease or other title to an end before the expiry of the contractual term, (ii) there is no current breach of the lease, sublease or other title which might entitle the landlord to forfeit the lease or to refuse to renew the lease without the payment of an eviction indemnity and (iii) there is no rent review that should have taken place by the date hereof or is due to take place within the six month period starting on the date hereof but is yet to be implemented. PGA has not concluded any short term leases or leases less than 2 years. It has not received any termination without offer of renewal or rent cap lifting demand notices.

(b)	Schedule 2.15(b) sets forth a true, accurate and complete list of all real properties (including all “terrains”, “immeubles” and “constructions”) which PGA owns, or has an option or obligation to purchase. PGA has good and valid title to all real properties shown in such Schedule.

(c)	To the Guarantors’ knowledge, all real properties owned, leased, subleased or used by PGA have conformed to all applicable laws and are in good operating condition and repair and none of such real properties is subject to any Third Party Right (including any right of a third party to the use or occupancy of such property or any portion thereof) or to the Guarantors’ knowledge, to a risk of expropriation or other Proceeding.

(d)	To the Guarantors’ knowledge, PGA’s business, operation and activities (including, but not restricted to storage, manufacture, use and supply of products and services by it) have not had the consequence of infringing the rights of third parties (including to industrial and property rights).

(e)	PGA owns all of its stocks. Stocks and raw materials exist in sufficient quantity and are of fair marketable quality. They can be used and sold in the normal course of business.

(f)	PGA does not own any industrial or intellectual property rights other than those featured in Schedule 2.15 (f). PGA is the exclusive, valid owner of all industrial or intellectual property rights featured in Schedule 2.15(f) that it uses in the context of its business activities, without any charge, restriction, or reservation. To the Guarantors’ knowledge, PGA does not infringe any third party right regarding industrial and intellectual property rights that it uses without being the proprietary in the context of its business activities

(g)	PGA is operated in an autonomous manner. There are no contracts or relations binding PGA to the Guarantors, and PGA’s operation may continue in an autonomous manner from this day, with no specific compensation due on account of the acquisition of the Transferred Shares.

2.16	Health, safety & environment

(a)	To the Guarantors’ knowledge, PGA is to date in compliance with applicable legislation and regulations on health, safety and working conditions plus environmental protection and, in particular, where applicable, legislation on classified installations, waste (solid, liquid or gaseous), water and various nuisances.

(b)	To the Guarantors’ knowledge, PGA has never incurred any liability with respect to any party as a result of pollution resulting from its activities.

2.17	Employees & labor relations

(a)	An up-to-date list of PGA employees stating family name, first name, date of joining the company, job title and total remuneration of each employee is featured in Schedule 2.17 (a). This list (and information provided in it) is accurate and complete as of the date hereof.

(b)	None of the Key Employees has indicated in writing its intent to terminate his employment a result of the transactions contemplated in the Contract.

(c)	Employment contracts applicable in PGA are compliant with all applicable legislation, regulations and collective bargaining agreements, and are not the object of any counter-letter or separate commitment. They do not feature any specifically exorbitant characteristics in respect of common law or the collective bargaining agreement applicable to the Company.

(d)	The company officers appointed to date, incumbent after the date of this contract do not benefit from any employment contract (valid or merely suspended) in parallel to exercising their company officer mandates.

(e)	The retirement and welfare schemes enjoyed by PGA employees do not feature any exorbitant / common law collective or individual advantages.

(f)	The profit-sharing or stock-option agreements concluded with employees (or representatives of the latter) and company agreements are appended in Schedule 2.17 (f).

(g)	PGA is, and has been for the last three years (subject to the Specific Labor Issues and the matters disclosed in the relevant Schedules of the Guarantee Agreement), in compliance with all applicable legislations and regulations relating to employment, employment practices and terms and conditions of employment and to personnel representation (in particular in terms of appointment, election and operation). The personnel representative institutions in place in PGA are described in Schedule 2.17 (g).

(h)	There are no disputes, differences, individual or collective, or written claims on the part of any PGA employees currently in progress.

(i)	There is no labor strike, material slowdown or material work stoppage or lockout presently occurring or, to the Guarantors’ knowledge, threatened against or affecting PGA, and since the Reference Accounts Date, PGA has not experienced any labor strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to any of its employees.

(j)	No inspections by social security agencies have never given rise, for PGA, to any adjustments which have not, on the date of this contract, already been paid or fully provisioned. Details of inspections by the work inspectorate can be found in Schedule 2.17 (j). There is currently no audit, investigations, disputes, inspections in progress carried out by the social security authorities and no request for such actions has been notified to PGA by any such authorities other than disclosed in Schedule 2.17 (j).

2.18	Ownership of assets

(a)	PGA validly owns, or uses in accordance with valid agreements which shall not expire within the next 2 years as from the Completion Date, all movable, tangible and intangible assets which are reasonably necessary to enable it to conduct its business and operations in the manner in which such business and operations have been conducted. It is free to dispose thereof as it deems fit. Said assets are in a good state of repair and maintenance, fit for the purpose for which they were intended. To the Guarantors’ knowledge, they are compliant with all applicable legislation and regulations.

(b)	None of the tangible movable assets, equipment, installations or fittings used by PGA, with a reported value in the balance sheet, in the context of running its business activities, maintained regularly in an appropriate manner, is the object of any damage report and repair action, with the exception of depreciation prescribed by accounting and tax regulations, and, to the Guarantors’ knowledge, does not feature any defects or faults which would necessitate the performance of repair works other than those resulting from standard wear and tear.

(c)	None of said tangible movable assets, equipment, installations or fittings, leased or owned by PGA, under the terms of a leasing or hire purchase contract have been repossessed by their owner and PGA is not in an irregular situation with respect to such contracts in a manner which would enable the owner of said assets to repossess the latter.

(d)	The fonds de commerce owned by PGA are not encumbered by any Third Party Right.

2.19	Bank accounts & facilities

(a)	PGA has opened the bank accounts indicated in Schedule 2.19 (a). This schedule also states which persons are authorised to perform movements on said accounts in accordance with the terms stipulated in said schedule.

(b)	PGA has not taken out or entered into any loans, instruments, borrowings, factoring or overdraft agreement or short term loan bank facilities other than those indicated in Schedule 2.19 (b) (the “Existing Financing Documents”). The amount of the outstanding indebtedness (including interests) under each of such Existing Financing Documents as of the date hereof is set forth under this Schedule 2.19 (b). None of said Existing Financing Documents is liable to jeopardised, the object to penalties or rendered due in virtue of the transfer of the Transferred Shares by the Transferors to the Beneficiary.

2.20	Compliance with law

(a)	PGA has complied and has been in full compliance with law and regulation related to bribes or corruption as defined in the French criminal code (Code Pénal), regardless of where the bribe or corruption is committed, by way of payments made by employee or officer to the benefit of any person, firm or company including central or local government officials or employees or Governmental Authority. In addition, to the Guarantors’ knowledge, PGA has complied and is in compliance with pricing regulations and legislation, consumer protection legislation and regulations and with any other legislation and regulations directly relating to its business.

(b)	No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would imply an impact on operating result of the Company exceeding two hundred and fifty thousand (250,000) Euros and that (i) may constitute or result in a violation by PGA of, or the failure on the part of PGA to comply with, any applicable law or regulation; or (ii) may give rise to the obligation on the part of PGA to undertake, or to bear all or any portion of the costs of, any remedial action;

(c)	PGA has not received any notice or other communication which is still pending from any governmental authority or any other person regarding: (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable laws or regulations; or (ii) any actual, alleged, possible or potential obligation on the part of any of PGA to undertake, or to bear all or any portion of the costs of, any remedial action.

2.21	Accuracy of Information.

To the Guarantors’ knowledge, none of the Declarations or statements contained in this Guarantee Agreement, or in any certificate or document delivered by the Guarantors pursuant to this Guarantee Agreement, contains, or will at the time of its delivery contain, any untrue statement of a material fact or omits, or will at the time of its delivery omit, to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

ARTICLE II — GUARANTEES

A. Purpose

Each Guarantor undertakes to compensate the Beneficiary, without acting jointly and severally, in proportion to the Price of the Shares it has actually received, in the form of a price reduction, for any actual direct damage suffered or incurred by the Beneficiary or PGA resulting from any inaccuracies or infringements of the above Declarations.

If the benefit of this guarantee is invoked by the Beneficiary and if it is determined, according to the following terms, that application of its terms should result in payment of an indemnity by the Guarantors, the latter undertake to pay the sum thus due, in accordance with the compensation table appended in Schedule II-A. For the avoidance of doubt, in any case a Guarantor could not be liable for a payment due by another Guarantor pursuant to the Guarantee Agreement, considering the absence of joint and several liabilities.

All compensation defined in this article is understood to be net of Tax.

B.	Terms

Each Guarantor shall solely be bound by a claim filed by the Beneficiary under this article (the “Claim”) in accordance with the following terms:

1.	Term

(a)	The Beneficiary must send written notification to the Guarantors’ Agent, describing the Claim in detail, indicating its amount, estimated by the Beneficiary (if such an estimate is possible). On threat of foreclosure of the right to compensation, said notification must be made in any case before:

(i)	the end of a thirty (30) days period following the expiration date of the statute of limitation applicable to the object of the Claim, if the latter is related to Tax; or

(ii)	31 March 2015, if the Claim is not related to Tax, in which case the following deadline shall apply.

(b)	If at any time prior to the relevant expiration date specified in subsection (a) above, a Claim is delivered in accordance with the terms of this Guarantee Agreement, the corresponding claim shall survive until such time as it is fully and finally resolved. It shall not be a condition to a Guarantors’ obligation to repay a portion of the Price to or to indemnify the other party that the damages upon which a Claim is or would be based actually be realized or incurred prior to the dates specified in subsection (a) above.

2.	Limits

(a)	De minimis

The individual amount of each Claim may only be taken into account if it exceeds ten thousand (10,000) Euros per Claim, on the understanding nevertheless that if several claims have the same object or the same cause, they shall be taken in account for their cumulated amount.

(b)	Threshold

The Guarantors shall only be liable for a Claim if the cumulated amount of the sums actually due by the Guarantors for all Claims exceeds two hundred thousand (200,000) Euros (the “Aggregate Threshold Amount”), it being stipulated that, said sum constitutes a threshold; consequently, if the cumulated amount of the Claims exceeds said amount, the Guarantors shall also be required to pay the amount of the Claims corresponding to the part up to the Aggregate Threshold Amount.

(c)	Upper limit

The cumulated total amount that the Guarantors shall be required to pay under this Guarantee Agreement, excluding any amounts due by the Guarantors as a result of the Specific Labor Issues, shall be limited to 20% of the total Price of the Transferred Shares, said upper limit being assessed individually for each Guarantor.

Any amounts due by the Guarantors as a result of the Specific Labor Issues shall be limited to 5% of the total Price of the Transferred Shares, it being specified that any claim based upon these Specific Labor Issues shall not come in deduction of the limit of the above subsection.

(d)	Deemed single claim

For the purposes of subsections (a) and (b) above:

(i)	in the event of a series of claims based on the same or a related set of facts, events or circumstances, such series of claims shall be treated as a single claim and the aggregate total of the damages resulting from such series of claims shall be used to determine whether de minimis threshold has been exceeded,

(ii)	in the event of a Tax Proceeding, all items subject thereto shall be deemed collectively to constitute a single claim.

(e)	Exceptions

The provisions of subsections (a) to (c) above shall not apply to any claim based upon any breach of the Declarations set forth in sections I.1.1, it being specified that any other Declaration made by the Transferors remain subject to the above subsections (a) to (c).

For the avoidance of doubt, it is specified that Declarations set forth in sections I.1.1 are made by each Guarantor on an individual basis so that any damage suffered or incurred by the Beneficiary or PGA resulting from any inaccuracies or infringements of such Declarations will be compensated by the Guarantor responsible for such default up to the amount of the incurred damage.

3.	Exemption & reductions

(a)	Without prejudice to the right of the Beneficiary to make a Claim in connection with the Specific Labor Issues, no Claim may be filed against the Guarantors under this article if it is founded on an element which has been fairly revealed in the relevant schedules of the Guarantee Agreement with respect to the concerned Declarations under this Guarantee Agreement with sufficient details as to enable a purchaser to identify the nature and scope of the matter disclosed, or if it is fairly revealed in the Reference Accounts and is the object of a specific provision in said Accounts. The Beneficiary acknowledges that as at the date hereof it has no knowledge of any breach or inaccuracy of any of the Guarantors’ Declarations made under the Guarantee Agreement, other than the Specific Labor Issues, which would enable him to make a Claim. However, for the avoidance of doubt, no information relating to the Company of which the Beneficiary has knowledge (actual or constructive) other than by reason of it being disclosed in this Guarantee Agreement or in its Schedules shall prejudice any claim which the Beneficiary shall be entitled to bring or shall operate to reduce any amount recoverable by the Beneficiary under this Guarantee Agreement.

(b)	In particular no Claim may be filed against the Guarantors in virtue of a Tax declaration if:

(i)	the Claim amount is directly aggravated due to abstention or lateness on the part of the Company, after the Completion Date, in particular for the purposes of making a notification, deposit, payment, claim, or any other formality, for the amount corresponding to such aggravation;

(ii)	said Claim results (x) from a tax or social security adjustment, resulting in a simple transfer of profit, income or expense from one financial year to another or (y) an adjustment concerning value added tax which is not translated by a definitive charge, except, in each case, in respect of the indemnities, penalties, interest and financial charges potentially resulting from said adjustments.

(c)	All sums actually recovered by the Company and paid to the latter in respect of a given Claim, in particular in virtue of an insurance policy or a compensation agreement or a third party guarantee, net of any costs directly incurred by the Beneficiary or the Company in obtaining or collecting such indemnification or recovery (including any increase or adjustments in insurance premium for a maximum of an one year period of increase or adjustments), shall reduce the amount of the Claim.

(d)	A Claim may only give rise to compensation by the Guarantors if the corresponding damage has actually been experienced by the Company. If a Claim is founded on a liability which is only latent, no compensation shall be due until said liability is due and payable.

(e)	In the event that the Company is entitled to recover from a third party (e.g. an insurance company) any sum associated with or the object of a Claim, the Beneficiary shall implement or ensure that the Company implements all necessary measures which can reasonably be implemented for the purposes of recovering said sum, and as soon as said sum has been actually recovered (and even if said sum is recovered after the duration of the above-mentioned guarantee), the Beneficiary shall pay or ensure that the Company pays the Guarantors the sum thus recovered, net of any costs directly incurred by the Beneficiary or the Company in obtaining or collecting such indemnification or recovery (including reasonable legal fees), if the latter has already been paid by the Guarantors under this article (and in the event that the consequence of said recovery is that the amount for which the Guarantors are liable in respect of the Claim concerned falls below the limits stipulated in article 2 above, the Beneficiary shall be obliged to reimburse the Guarantors for the entire said sum paid relative to said Claim(s)).

(f)	For the purpose of calculating the amounts due by the Guarantors in virtue of a Claim, save as set out herein, if and to the extent any loss represented by a Claim is an actual Tax deductible item or relates to an actual Tax deductible reserve, then the resulting benefit to the Company shall be taken into account when calculating the amount of the Claim.

(g)	The same deed, act or event may only be used as grounds for a Beneficiary Claim on one occasion.

(h)	No Claim may be filed against the Guarantors if exclusively related to, or resulting from, an act, omission or operation performed, from the Completion Date by the Beneficiary, the Company or their respective directors, employees or agents.

(i)	No Claim may be filed against the Guarantors on grounds of legislation, regulation or practice which is non-applicable on the Completion Date, including in the case of legislation or regulations which take effect retrospectively.

(j)	Any breaches of the Declarations and Guarantees hereunder shall be indemnified in accordance with this article II.

(k)	No compensation shall be due by the Guarantors to the Beneficiary if the Damage for which compensation is requested is exclusively caused by a change in accounting principles and methods after the Completion Date.

(l)	The Guarantors shall not be liable for any compensation obligation for any Claim for damage whose operative event used as grounds for filing said Claim consists in or results from amendment, after the Completion Date, of the Company’s insurance cover which has the effect of reducing or excluding all damage from the scope of said cover.

(m)	If the Company or the Beneficiary have failed to implement every reasonable means at their disposal to reduce damage used as grounds for Claims under the Guarantee and if they have failed to notify the Guarantors of the Claim within the deadline, the compensation due by the Guarantors to the Beneficiary shall be reduced by the amount resulting from such failure.

(q)	Declarations and Guarantees by the Guarantors relative to the Company assets solely concern the existence of the latter and their due reporting in the accounts in compliance with applicable accounting principles, to the exclusion of all guarantees in respect of the value of the Company’s assets.

(r)	No Claim may be filed against the Guarantors if exclusively related to, or resulting from, an act, event or operation which had been taken into account for the purpose of computation of the Net Debt, in particular if evidenced in the Final Closing Financial Statements.

(s)	Only losses, costs, expenses, fees, penalties including legal fees directly incurred by the Beneficiary or the Company will be indemnified by the Guarantors. The Guarantors have no obligation to indemnify any indirect or consequential losses such as loss of profits.

Under no circumstances may the same Claim give rise to any second compensation for the same deed, act or event, even if said deed, act or event is covered by more than one Declaration or Guarantee in the Guarantee Agreement.

C. IMPLEMENTATION

1.	Notification of Guarantors

For the purposes of correct application of this article II, the Beneficiary is obliged to notify the Guarantors in writing, in accordance with the formalities and deadlines stipulated below in 2. (a), providing a reasonable detailed account of all deeds, events or other circumstances brought to its attention (it being specified for the purposes of this article, that the Beneficiary’s knowledge shall be presumed when the deed or event in question has been notified in writing to the attention of the Chief Financial Officer (Directeur financier) and/or the Deputy General Manager (Directeur Général Délégué) of the Beneficiary or the Company), which falls within the scope of application of this article II (i.e. which give rise, or could give rise to, damages for which the Guarantors would be liable to the Beneficiary under this Guarantee Agreement).

Consequently, the Beneficiary shall provide notification within thirty (30) days after (i) actual discovery by the Beneficiary and/or Company of the deed, event or circumstance granting entitlement to compensation under this contract or (ii) receipt of actual notice of the third party claim. This deadline shall be reduced to fifteen (15) days in the event of third party Claim in case of emergency or Tax Proceeding.

For avoidance of all doubt, failure to comply with the terms of Claim formalities and deadlines shall have no consequences on the ability of the Beneficiary to make a claim under this Guarantee Agreement, and shall not relieve the Guarantors of any liability that it may have to the Beneficiary, except to the extent that such failure has caused the damages for which the Beneficiary is obligated to the Guarantors to exceed the amount that such damages would have been had the Beneficiary given timely notice, in which event the damages for which the Guarantors are liable to the Beneficiary shall be reduced by the amount of any such excess.

2.	Claims emanating from third parties

If a Claim or a risk of Claim emanating from a third party against the Company (in particular all tax or other inspection notifications) is notified in writing to the Beneficiary after the Completion Date and said Claim or said risk of Claim is very likely to grant the Beneficiary the right to file a Claim against the Guarantors:

(a)	the Beneficiary shall notify the Guarantors of said claim within thirty (30) days after receipt of actual notice of the third party claim, said deadline being reduced to fifteen (15) days in case of emergency or Tax Proceedings;

The Guarantors shall enjoy the same deadline as the one applicable to the direct Claim, said deadline being reduced to seven (7) Working Days in case of emergency or Tax Proceedings, to inform the Beneficiary of acceptance or rejection of a Claim, it being stipulated that all tacit acceptance is expressly excluded, failure to respond to the Claim being tantamount to a rejection.

If the Guarantors rejects the third party Claim and disputes its liability to the Beneficiary in respect of the relevant third party Claim, the Beneficiary shall have the right to initiate proceedings against the Guarantors in accordance with article II.H.

In case the Guarantors reject the third party Claim, the Beneficiary shall, or shall cause the Company to, conduct the defence of such third party claim in good faith using all reasonable means and defences available to it or the Company (having due regard to the interests of the Company). The Guarantors shall have the right, if it so notifies the Beneficiary, to be consulted in respect of such third party claim and to participate at its own expense and with counsel of its choice in the defence thereof by the Beneficiary (or in the case of a third party claim against the Company, by the Company).

Notwithstanding the above, in case of a third party Claim based on a Tax issue or arising from Governmental Authority (in particular all tax, social or other inspection notifications, such as but not limited to the Specific Labor Issues), it is expressly specified that the Guarantors shall have the right to direct the proceedings if they express the desire to do so within fifteen (15) days (or seven (7) Working Days in case of emergency), said request may not nevertheless be interpreted as tantamount to acceptance of said third party Claim. The Guarantors and theirs advisors shall then have a reasonable access to the premises of the Company, to its books and records, to the extent useful to the Claim, in order to properly manage the proceedings. For the avoidance of doubt, the Guarantors shall keep due regards to the interests of the Company, inform on a regular basis the Beneficiary, promptly answer to any reasonable request of the Beneficiary and consult the latter on the choice in the defence.

In case of a third party Claim based on a commercial issue (which includes clients or suppliers), the Beneficiary and the Company shall keep the right to direct the proceedings under the conditions set forth in the Contract, subject to the below provisions, in particular the subsection (d).

(b)	the Beneficiary shall, at any point in time, allow reasonable access to the Guarantors and their advisors to files to the extent reasonably useful to the Claim; in particular, the Beneficiary shall provide the Guarantors, and ensure that the Company concerned provides the Guarantors, with all documents and information that the Guarantors may reasonably request relative to the Claim in question. The Guarantors will not, and shall require that their professional advisors do not, use (except in connection with such Claim and the defence of any related Claim) or disclose to any third party other than its professional advisors any information obtained pursuant to this subsection.

The Beneficiary shall ensure that the Guarantors are informed of each important stage of the proceedings and in the strategic choices relative to the defence; the Beneficiary shall ensure that the Company takes into account all arguments and pleas and in general co-operates with the Guarantors and, where applicable, the legal adviser appointed by the Guarantors. In case of conduct of the proceedings by the Guarantors, this shall apply mutatis mutandis as the Beneficiary shall be informed of any stage.

(c)	the Beneficiary undertakes not to reach a settlement, acquiesce to any payment, transaction or desist from any law or any trial; it shall ensure that the Company abstains from reaching a settlement, acquiescing or desisting in the same way, without prior written consent from the Guarantors, which may not be refused without legitimate reason. In such connection, if the Beneficiary (or the Company) shall receive from a third party or if the Beneficiary shall propose to make to a third party an offer to compromise or settle such third party claim (a “Settlement Offer”), the Beneficiary shall notify the Guarantors of such Settlement Offer with reasonable promptness following receipt thereof from the third party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice access to all related supporting documentation reasonably required to enable the Guarantors to assess the relative merits of the Settlement Offer. At the request of either of the Parties, the Parties will consult in good faith with respect to any such Settlement Offer. The Guarantors shall then determine in the exercise of its business judgment whether or not to consent to the Settlement Offer, but shall not unreasonably withhold or delay any such consent (with such consent being deemed given if the Guarantors have not responded in writing within fifteen (15) days of its receipt of a request for consent). The Beneficiary shall not be obligated to accept a Settlement Offer which the Guarantors are willing to accept, except when the sole relief provided therein is monetary damages, provided however that, in such a case, the obligation of the Beneficiary to accept a Settlement Offer shall be subject to the prior payment by the Guarantors to the Beneficiary of (x) all amounts to be due by the Beneficiary to the third party pursuant to such Settlement Offer as well as (y) any actual damage suffered by the Beneficiary or the Company directly and exclusively in connection with the third party Claim concerned. If a Settlement Offer is received (for the sole relief provided is monetary damages), which the Guarantors, but not the Beneficiary, are willing to accept, the Beneficiary may elect to continue the defence of the third party claim at its own expense, in which case the liability of the Guarantors shall be limited to the lesser of: (x) damages calculated as if the third party claim were settled in accordance with the proposed Settlement Offer, and (y) the damages actually suffered by the Beneficiary taking into account the final resolution of the third party claim.

(d)	In the event of conflict between the advisor of the Guarantors and that of the Beneficiary on the choice of proceedings, arguments and pleas, the reasonable arguments, pleas or other objections made by the Guarantors shall have as its consequence that the Guarantors shall not be responsible for any damage caused to the Company resulting from such third party claim to the extent that the Guarantors can demonstrate that such damages could have been avoided or limited had the arguments or objections of the Guarantors been followed. In particular, if the Beneficiary intends to enter into a negotiation or amicable procedure with a third party (such as client or a supplier) instead of following the arguments of the Guarantors, their responsibility will be accordingly avoided or limited.

3.	Direct Claims

In the event of a direct Claim from the Beneficiary to receive a repayment of a portion of the Price from or to be indemnified by the Guarantors hereunder which does not involve a third party Claim, the Guarantors shall have fifteen (15) Working days following its receipt of the relevant Claim notice (the “Direct Claim Review Period”) to make such investigation of the corresponding claim as it considers necessary or desirable. During the Direct Claim Review Period, the Guarantors and their advisors shall be granted a reasonable access to the Company’s books, records and accounting material pertaining to such Claim and more generally to all information of the Company concerning the assessment of the risk and the precise nature of the Claim, to the extent reasonably useful to the Claim. Such access cannot be withheld.

On or before the expiry of the Direct Claim Review Period, the Guarantors shall either (i) agree with the Beneficiary, upon the validity and amount of such Claim (then the Guarantors shall pay to the Beneficiary, before expiration of a thirty (30) days period following the date of notification sent by the Beneficiary in accordance with article C.1, the full agreed amount of such Claim) or (ii) fail to agree upon the validity or the amount of the direct Claim, (then the Beneficiary shall have the right to initiate legal proceedings against the Guarantors in accordance with article II.H above).

D. Payment

All sums due by the Guarantors to the Beneficiary under the terms of this article shall be paid in accordance with the following dates and terms: (i) in the event of agreement between the Parties, within thirty (30) Working days of notification sent by the Beneficiary to the Guarantors in accordance with article C.1 above, or (ii) in the event of disagreement between the Parties, on the date on which the Beneficiary’s Claim is acknowledged to be valid and founded by a provisionally enforceable decision of a competent court, or settled definitively in the form of a settlement, or (iii) in the event of a third party Claim, within thirty (30) days of the date on which the Company have disbursed or shall disburse any kind of sum directly related to said third party Claim and in respect of the enforcement of an enforceable administrative, judicial or arbitration decision (including any direct and reasonable costs and other reasonable expenses incurred in connection with such third party claim, e.g. attorneys’ fees which should be in line with the amount of the related matter).

E. Undertakings relating to the Specific Labor Issues

Each Guarantor undertakes to compensate the Beneficiary in proportion to the Price of the Shares it has actually received, for any damages suffered or incurred by PGA as a result of the Specific Labor Issues. Such damages shall be notified to the Guarantors pursuant to the provisions set out in Section 3 above.

F. Transfer of rights & obligations

No rights or obligations resulting from this guarantee may be transferred by one party to a third party without the express consent of the other party, other than by means of a merger, demerger or change of control of the Beneficiary. Notwithstanding the foregoing, the Beneficiary shall have the unrestricted right to assign any of its rights and to delegate all or any part of its obligations hereunder to any Affiliate.

G. Miscellaneous terms

1.	Notifications

All notices and other communications required or permitted to be given or made pursuant to this Contract shall be in writing and shall be: (x) delivered by hand against an acknowledgement of delivery dated and signed by the recipient; (y) sent by an overnight courier service of recognized international standing (all charges paid); or (z) sent by facsimile transmission and confirmed by registered mail (postage prepaid, return receipt requested) (lettre recommandée avec demande d’avis de réception) posted no later than the following Working Day (with any such facsimile transmission to be deemed received at the time indicated on the corresponding activity report, a copy of which shall be included in the confirmation by mail) (provided that any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Working Day or on any day which is not a Working Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Working Day) to the relevant party at its address set forth below:

If to the Guarantors, to:	Mr. Jean-François Piaulet
28, Rue Romain Rolland
36130 Déols
Attention:
Mr. Jean-François Piaulet
(jeanfrancois.piaulet@orange.fr)

with a copy to:
ARISTEA
29, rue de Marignan
75008 Paris

Attention: Mrs Anne-Sophie Bastard de Crisnay
(asb@aristea.fr)
Mr. Arnaud Meunier du Houssoy
(amh@aristea.fr)

If to the Beneficiary, to:	Astronics Corporation
130 Commerce Way
East Aurora, NY—14052-2191
USA

Attention: Mr. Peter Gundermann
(Peter.Gundermann@astronics.com)

with a copy to:

Astronics Corporation
130 Commerce Way
East Aurora, NY—14052-2191
USA

Attention: Mr. David Burney
(david.burney@astronics.com)

with a copy to:

Hogan Lovells (Paris) LLP
17, avenue Matignon
75008 Paris

Attention: Mr. Jean-Marc Franceschi
(jean-marc.franceschi@hoganlovells.com)

or to such other persons or at such other addresses as hereafter may be furnished by either party by like notice to the other. Any such notice or other communication shall be effective only upon actual receipt thereof by its intended recipient.

2.	Invalidity of one clause

In the event that any of the terms of this guarantee are declared null and void in any way and for any reason whatsoever, the parties undertake to co-operate to remedy the observed cause of invalidity in such a manner that, unless impossible, this guarantee agreement shall remain valid with no discontinuity with the same economic effect.

4.	Confidentiality

This guarantee agreement and schedules thereto are strictly confidential, subject to (i) obligations associated with imperative rules relative to notification of employees, (ii) the possibility for the parties to disclose this document to their advisors and to the banks, (iii) obligations relative to imperative rules on fair competition, or (iv) all other imperative rules. Outside this scope, the parties undertake, consequently, not to inform the public or publish any communiqué concerning this agreement, its content, or the operations mentioned therein, or authorise any of their respective employees, advisors or agents to publish such a communiqué, without prior written consent from the other parties.

5.	Disclosures

For purposes of this Guarantee Agreement, each statement or other item of information made or furnished by the Guarantors in the schedules to the Guarantee Agreement shall be deemed to be a Declaration made by the Guarantors in this agreement. In the event of any inconsistency between the statements in the body of this Guarantee Agreement and those in the schedules (other than an exception expressly set forth as such in the schedules with respect to a specifically identified Declaration), the statements in the body of this Guarantee Agreement will control. In no event shall a mere listing (or inclusion of a copy) in the schedules to the Guarantee Agreement of a document or other item be deemed adequate to disclose an exception to a Declaration made herein, unless the Declaration has to do with the existence of the document or other item itself. True, accurate and complete copies of all documents referred to under the Declarations have been attached to the Guarantee Agreement.

H. Settlement of disputes

1.	This agreement is governed by French law.

2	Any disputes arising between the parties relative to contract interpretation or performance shall, on failure to reach an out-of-court agreement within thirty (30) days of certification of the dispute, be subject to the jurisdiction of Paris Commercial Court.

3	The Parties expressly agree that the binding version shall be the English version and that the French version is solely for information purposes, it being specified that the content of the Schedules is in French language but shall be considered as fairly revealed even if not translated in English.

I.	COSTS & FEES

Each party shall pay the costs and fees of its own advisors incurred for the preparation, drafting or enforcement of this agreement or subsequent documents thereto.

J.	ADDRESS FOR SERVICE

For the purposes of contract performance, the parties appoint address for service at their respective registered offices mentioned at the beginning of this contract.

K. SCHEDULES

Schedule C-1:	Company equity capital identification & allocation.
Schedule L.2:	Communicated Information.
Schedule 2.1 (a):	Up to date Company registration certificate.
Schedule 2.1 (b)	Establishments operated by the Company.
Schedule 2.3	Disputes & Claims.
Schedule 2.4 (c)	Obligations to make investment & list of partnership
Schedule 2.6	Equity holdings in companies.
Schedule 2.7 (b)	Bonds, sureties & guarantees.
Schedule 2.8 (b) (i)	Contracts subject to prior approval in the event of change of control.
Schedule 2.8 (b) (ii)	Contracts subject to further information in the event of change of control.
Schedule 2.9 (a):	Company Reference Accounts.
Schedule 2.9 (c):	List of Company off-balance sheet commitments.
Schedule 2.10	List of events out of the ordinary course of business.
Schedule 2.11 (a):	List of Significant Contracts.
Schedule 2.11 (b):	List of exclusive supply contracts.
Schedule 2.11 (e):	List of Company leasing contracts.
Schedule 2.12 (b):	List of product & service claims over the last 12 months.
Schedule 2.15 (a):	List of leases or other deeds relating to possession of the Company’s sites.
Schedule 2.15 (b):	List of real properties owned by the Company.
Schedule 2.15 (f):	Company industrial property rights.
Schedule 2.17 (a):	List of Company employees on the Completion Date featuring name, date of joining the Company, job title and total remuneration, identifying any bonuses and benefits.
Schedule 2.17 (b):	List of Key Employees.
Schedule 2.17 (f):	Copy of the collective bargaining agreements.
Schedule 2.17 (g):	Description of Company personnel representative institutions.
Schedule 2.17 (j):	Details of any work inspectorate inspections.
Schedule 2.19 (a):	List of Company bank accounts and persons authorised to perform movements.
Schedule 2.19 (b):	List of Company loan contracts, overdrafts and short term loan bank facilities and balances of current accounts opened in bank books.
Schedule II-A:	Compensation table.

Concluded in Paris, on 4 November 2013, in five (5) original copies signed by the parties, bound using the “Assemblact” process, signed and initialled by the parties on the first and last pages only.

The Beneficiary Represented by Mr. David Burney

The Guarantors:

Mr Jean-François PIAULET

Mr Daniel PIAULET

Mr Pascal MOULIN

Mr Laurent GROUSSIN